Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2021, except for the effects of the reverse recapitalization described in Note 3 and subsequent events described in Note 26, as to which the date is June 9, 2021, in the Form S-1 Registration Statement and related Prospectus of Clover Health Investments, Corp. for the registration of 40,250,000 shares of Class A Common Stock.
/s/ Ernst & Young LLP
New York, New York
November 15, 2021